Exhibit 10.41

EBITDA WARRANT CERTIFICATE

This EBITDA WARRANT CERTIFICATE (this “Certificate”) is executed and delivered as of March 15, 2013, by (i) ID&T HOLDING B.V. (“ID&T”) and (ii) SFX HOLDING CORPORATION (“SFX”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Binding Term Sheet dated as of October 26, 2012, as amended through the date hereof (the “Term Sheet”), by and among ID&T, SFX and, with respect to certain provisions thereof, Robert F.X. Sillerman.

RECITALS

A.            ID&T is the owner of the SFX Shares and the Transaction Warrants.

B.            Pursuant to the Term Sheet, SFX granted to ID&T the right, upon satisfaction of certain conditions, to receive EBITDA Warrants.

C.            The parties desire to confirm such grant by the execution and delivery of this Certificate.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises of the parties hereto and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             EBITDA Warrants.  For a period of five years beginning with fiscal year 2013, if the JV’s governing board (the “Board”) determines, based on audited financial statements, that, during the prior fiscal year of the JV, the JV has an EBITDA of $7,000,000 or more, then, promptly after such determination, SFX will grant to ID&T 100,000 warrants (the “EBITDA Warrants”) to purchase (on a one-for-one basis, but as adjusted for any stock splits, corporate reorganizations, or similar events) shares of SFX common stock  in each case with a strike price for the EBITDA Warrants equal to the fair value per share of SFX common stock, as determined by SFX’s board of directors, but, after a Qualified IPO, based on the 30-day volume weighted average price of the SFX common stock prior to the determination. ID&T will have the right to re-audit the annual accounts and related financial statements on which the Board determined EBITDA is based, at ID&T’ s own expense. If this re-audit results in an EBITDA being higher than $7,000,000 (while the initial EBITDA was below this amount), then the costs of the re-audit will be borne by SFX.

2.             Miscellaneous.  If and to the extent the Term Sheet is amended, restated or modified, the terms of this Certificate shall be deemed to be automatically amended, restated or modified so as to be consistent in all respects with the Term Sheet.  This Certificate shall be superceded by any contract or agreement superseding the Term Sheet. To the extent not inconsistent with Federal law, this Certificate will be governed in all respects (including, without limitation, validity, interpretation, and effect), by the laws of the State of New York applicable to contracts made and to be performed wholly within the State of New York by residents thereof. This Certificate may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart. To the extent of any conflict between the terms of this Certificate and the Term Sheet, the Term Sheet shall control.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Certificate to be duly executed as of the date first written above.

ID&T HOLDING B.V.

By:	/s/ Duncan Stutterheim
Name:	D. Stutterheim
Title:

By:	/s/ W. Tavecchio
Name:
Title:

SFX HOLDING CORPORATION

By:	/s/ Richard Rosenstein
Name:	Richard Rosenstein
Title:	CFO